Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO ADOPTS RIGHTS PLAN

IRVINE, Calif., February 5, 2003 – Comarco, Inc. (NASDAQ: CMRO) today announced that its board of directors has adopted a preferred stock rights plan. The plan is designed to ensure that Comarco’s shareholders receive fair and equal treatment in the event of any attempted takeover of Comarco, and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of Comarco without paying all of Comarco’s shareholders a fair price for their shares. The plan is not being adopted in response to any specific effort known to Comarco’s board of directors to acquire the Company.

Under the plan, the board of directors has approved the declaration of a dividend distribution of one preferred stock purchase right on each outstanding share of its common stock. Each preferred stock purchase right will entitle the holder to buy one one-one hundredth of a share (a “Unit”) of the Company’s Series A Participating Preferred Stock at an exercise price of $75. Each Unit is intended to be the economic equivalent of one share of the Company’s common stock. In the event that any person or group acquires 15% or more of the Company’s outstanding common stock, the Rights will become exercisable by persons other than the acquiring persons, unless the Board of Directors has approved the transaction in advance. Prior to the acquisition by a person or group of 15% or more of the outstanding common stock, the Rights are redeemable for $.001 per Right at the option of the Board of Directors.

“We believe that adopting this plan is a prudent step in protecting the interests of Comarco’s shareholders,” said Tom Franza, Comarco President and CEO. “We have positioned ourselves for long-term growth and have a very healthy balance sheet. This plan enhances the Boards ability to maximize shareholder value in the event of an unsolicited bid for control of Comarco.”

The rights will be distributed on February 18, 2003, to holders of record of Comarco common stock on February 17, 2003. The Rights will expire in ten years. The Rights distribution is not taxable to Comarco’s shareholders. Details of the Rights are outlined more fully in a letter that will be mailed to Comarco’s shareholders and in Comarco’s filings with the Securities and Exchange Commission.

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and mobile power products for laptop computers, cellular telephones and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com

Company Contacts:		Investor Contact:

Tom Franza	Dan Lutz	Doug Sherk
President & CEO	Vice President & CFO	Founder & CEO
Comarco, Inc.	Comarco, Inc.	EVC Group
(949) 599-7440	(949) 599-7556	(415) 659-2285
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com